EXHIBIT 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 6 AM, EST
Date: January 9, 2007
Double Eagle Petroleum Reports Christmas Meadows Update
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today that the Table Top Unit #1 well at the Christmas Meadows Prospect, was at 13,129 feet and drilling ahead at 8 AM on January 8, 2007. An intermediate string of 9.625 inch casing was run to 11,400 feet and we are currently drilling with an 8.5 inch bit. Prior to running the casing, a suite of logs was run and a VSP (Vertical Seismic Profile) was conducted. We believe that the Hogsback Thrust Fault was encountered at 12,998 feet. Based on the VSP and known velocities, we anticipate the top of the Frontier sandstones to be at 14,725 feet. If this is true, we would be approximately 800 feet low to our original prognosis, but 2,600 feet structurally high to the American Quasar Cow Hollow Unit #1 well that is eight miles to the northeast. The Cow Hollow Unit #1 well had oil shows in the Frontier sandstones and is the closest well that penetrated the Green River Basin plate. The well was deemed not to be capable of commercial production.
Double Eagle has 24.89% working interest and is the operator of the Table Top Unit #1 well. After payout, Double Eagle’s working interest would increase to 30.30%. The 16,000 foot wildcat is scheduled to reach total depth by mid-February 2007. It was spudded on September 8, 2006.
Stephen H. Hollis, CEO of Double Eagle, commented: “The drilling of Christmas Meadows is progressing. The thickness of the Hogsback Thrust sheet was greater than we expected. This has made us believe that the Frontier will be a little deeper, but our analysis still shows an anticline at that depth. If we encounter good porosity and an indication of hydrocarbons in the Hilliard, Frontier or Dakota sandstones, then we will proceed to attempt to complete this wildcat well.”
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah as well as the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Company Contact:
John Campbell, Investor Relations
(303) 794-8445
Steve Hollis, President
(307) 237-9330